EXHIBIT 10.3

AMENDMENT TO
DEVELOPMENT AGREEMENT

The terms and conditions of this amendment (the “Amendment”) are hereby incorporated in and made a part of the Development Agreement dated October 22nd, 2002 between Donald A. Dunham, Jr., (“Developer”), Dunham Capital Management, L.L.C. (“Assignee”)and Granite City Food & Brewery, Ltd. (“Granite City”).

For valuable consideration, receipt of which is hereby acknowledged, it is agreed that the Development Agreement shall be amended as follows:

1.                                       Addition of the following language to:

SECTION VII.  LEASE AGREEMENT   A. 3. Lease Payments.

Effective with leases entered into from and after September 1, 2006, the Lease Rate (excluding the land lease portion of the rent) commencing on the fifth (5th) anniversary of each lease, and on each five year anniversary of such date thereafter, shall increase by ten percent (10%) (each a “Quintennial Increase”).  In addition, Granite City consents to an amendment to its leases, in Omaha, Nebraska, Madison, Wisconsin and Roseville, Minnesota, to provide for such Quintennial Increases in each of such leases.  Each lease providing for an option to extend the lease following its initial term shall provide that rent during an option term shall be at such adjusted Lease Rate, and such rent during an option period shall not be further increased during its term by the Consumer Price Index or any other factor.

Developer and Assignee agree that Granite City may lease any site through a wholly owned subsidiary of Granite City, provided that Granite City guaranties performance of such subsidiary’s obligations under such lease.

2.                                       The provisions of paragraph 1 of this Amendment are contingent upon DHW Leasing, LLC (“DHW”) providing Granite City equipment lease financing, pursuant to the Equipment Lease Commitment of even date, and in accordance with the terms of one or more lease agreements to be entered into by such parties.  If DHW (i) fails to provide such equipment lease financing or (ii) defaults under such agreements, this Amendment shall terminate and each lease entered into after such termination shall be at the previously agreed-upon Lease Rate of 10.5% of all Approved Construction Costs as defined in each lease agreement.  Leases for sites entered into prior to termination of this agreement shall not be affected by termination of this Amendment.

3.                                       Addition of the following language to:

SECTION VIII.  NUMBER OF SITES  A.

After Granite City has leased twenty two (22) sites from Developer, if Granite City gives written notice to Developer directing Developer to develop a site and Developer thereafter contributes services to the development of such a site involving air travel or consultant or attorney costs (“ Services”), Granite City may not contract for the development and/or lease of such site with a third party (other than Developer or Assignee) unless it pays Developer’s reasonable out-of-pocket expenses and a development fee of $10,000.

4.                                       The parties acknowledge and agree that DHW Leasing, LLC shall have the right to reject a request for financing under the Equipment Lease Commitment in the event Granite City is not using Developer to develop and build the restaurant for which such leased equipment will be used.

5.                                       All other terms and conditions of the Development Agreement shall remain in full force and effect.

Agreed and acknowledged this 19th day of September, 2006.

DUNHAM CAPITAL MANAGEMENT, L.L.C.

/s/ Donald A. Dunham, Jr.
By:	Donald A. Dunham, Jr.
Its:	Managing Member

GRANITE CITY FOOD & BREWERY, LTD.

/s/ Steven J. Wagenheim
By:	Steven J. Wagenheim
Its:	President